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                                                                    EXHIBIT 23.1

            CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Administrative Committee
SPSS Inc. Non-Qualified Employee
Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement on Form S-8 (no. 333-57168) of SPSS Inc. of our report dated March 30, 2005, relating to the statement of net assets available for benefits of the SPSS Inc. Non-Qualified Employee Stock Purchase Plan as of December 31, 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of the SPSS Inc. Non-Qualified Employee Stock Purchase Plan.

/s/ KPMG LLP

Chicago, Illinois
March 30, 2005